JOINT VENTURE AGREEMENT

THIS AGREEMENT is made and entered into and shall be effective as of the  5th day of August, 2010, by and between Aqua Verde, LLC (“AV”) and STW Resources Holding Corp. (“STW”), (each a “Party” and collectively the “Parties”).

WHEREAS: STW and AV desire to process and reclaim any water including frac flowback and produced water (“produced water”) from operations conducted by the Assigned Contracts (as defined below).

WHEREAS: AV currently has executed or is in discussions about executing Master Services Agreements (MSAs) and Master Services Contracts (MSCs) with several natural gas drilling companies including “*”, “*”, “*” and “*” in the Denver-Julesburg Basin (the “DJ Basin”) natural gas geological formation located in Colorado, U.S.A. (each an “Assigned Contract” and collectively the “Assigned Contracts”) that call for the processing and reclamation of the produced water from their oil & gas drilling operations and water processing for supply to drilling operators and/or municipalities (the “Water Reclamation” or “Business”).   In addition, STW and AV agree to collectively work together through the Joint venture to procure water reclamation contracts with “*” in the Delaware Basin located in Texas, U.S.A.

WHEREAS: the Parties desire to participate in the Business through a Joint Venture on the terms and subject to the conditions set out herein;

WHEREAS: the Joint Venture shall be governed by a governance document;

WHEREAS: One or more separate entities (the “SPV”) to be wholly owned by the Joint Venture may need to be established for each site and/or contract for the purposes of financing the acquisition of equipment for such site. Each SPV shall have an operations and maintenance (“O&M”) agreement. Exhibit “A” to this Agreement includes a graphical representation of the proposed structure; and

WHEREAS: the Parties have agreed to enter into this Agreement (a) to form and structure the Joint Venture, (b) to define their respective contributions and responsibilities, and (c) to provide for the distribution and sharing of the profits derived from the Joint Venture - all as set out and defined in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein, and good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Parties have agreed as follows:

1.0	Formation and Structure of Joint Venture

1.1
Joint Venture Vehicle: The Parties hereby form and constitute themselves a joint venture operating under a limited liability company to be formed under the laws of the state of (to be determined), with the name “Water Reclamation Partners, LLC (herein referred to as the “Joint Venture” or “JV”), effective as of the date of this Agreement, for the purpose of engaging in the Business in the manner hereinafter set out.

____STW	Page 1	____AV

1.2
Nominees: The Business will be carried on for and on behalf of the Joint Venture by one or more nominee corporate entities (preferably limited liability companies) (hereinafter referred to individually or collectively as the “SPV”) to be incorporated under the corporate laws of the state of (to be determined) with a certificate of formation and a company agreement in such form and containing such provisions as shall be required by the state of (to be determined), acceptable to STW, and taking into account the nature and requirements of the Business.

1.3
Ownership: At all times during the continuance of the term of this Agreement, STW shall own 51% of the membership interest in the JV and will have exclusive control and management of the Business of the Joint Venture as conducted through and by the JV for and on behalf of the Joint Venture.  AV shall own 49% of the membership interest in the JV.

1.4
Steering Committee: STW and AV hereby establish a committee (the "Steering Committee") for the purpose of managing and directing the joint pursuits of the Parties under the terms of and consistent with the provisions of this Agreement.  The Steering Committee shall be composed of two (2) representatives (each a "Steering Committee Representative") from each Party.  Decisions requiring  approval of the Steering Committee and functions to be performed include, but are not limited to: (a)  analysis and evaluation of  projects and project opportunities, (b) coordination of proposal preparation  and  business development activities, (c) any project-specific profit-sharing arrangements; and (d) any other matter submitted to the Steering Committee by either of the Parties for consideration/decision. Except to the extent set forth herein, all decisions made by the Steering Committee shall require a majority vote.  In the event of an impasse by the Steering Committee Representatives, the Parties’ Steering Company Representatives will attempt a second vote.   Should it result that the vote is at an impasse, then a vote shall be taken of the limited liability company members of the JV, from which a majority vote of the limited liability company members shall break the impasse.

1.5
Unanimous Approval: The following shall require the unanimous consent of both Parties: (i) a merger or consolidation in which the JV is a constituent party or a subsidiary of the JV is a constituent party and the JV issues units of its membership interest pursuant to such merger or consolidation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the JV or any subsidiary of the JV of all or substantially all the assets of the JV and its subsidiaries taken as a whole,  or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the JV; and (iii) any modification(s) to this Agreement.

1.6	Outside Business: Nothing set forth herein shall in any way prevent STW or AV from engaging in business outside of the DJ Basin with any other entity for the purposes set forth in this agreement.

____STW	Page 2	____AV

2.0	Objectives of Joint Venture

2.1
The basic objective: The basic objective of the JV is to successfully conduct the Business, through the JV, in a safe and minimal risk manner designed to generate profits while ensuring preservation of the capital employed in the Business.

2.2	Acknowledgement: The Parties acknowledge and accept that achievement of the basic objective of the Joint Venture requires the successful completion of each of the following transactions:

(i)
The Parties will enter into or AV shall assign MSAs and MSCs with several natural gas drilling companies including but not limited to “*”, “*”, “*” and “*” that call for the processing and reclamation of the produced water in the DJ Basin from their oil & gas drilling operations and contracts/introductions to owners of water resources to be processed for recycling in drilling operations and/or for municipal use;

(ii)
The JV will use commercially reasonable efforts to obtain the necessary equipment for each Assigned Contract, new contract and/or site project for Water Reclamation to generate profits for the Joint Venture.

3.0	Detailed Implementation of Joint Venture Business

3.1	Immediately following the execution of this Agreement: AV will assign all of its existing MSAs to the JV.

3.2
Equipment Manufacturers: STW will work to provide the equipment for use by each MSA for Water Reclamation.  This equipment shall be assigned to the SPV utilizing such equipment (or to the JV if the Parties so desire) upon the payment in full of the principal and interest on any financing related to the purchase of such equipment (the “STW Loan”).

3.3
Contracts assigned to the JV:  All contracts shall remain the property of the JV, whether further assigned to a specific SPV, retained by the JV, or returned the JV by a SPV.  In general, the JV will provide the total project cost and analysis and shall appoint the operators that will provide O&M services at each site.  STW will provide the equipment to reclaim the water. Initial set up costs will be paid pursuant to each Party’s respective ownership interests.

3.4
Pre-development expenses: As contemplated in each Water Reclamation Development Budget shall be included in the associated costs of the project and equipment purchases and shall be reimbursed to the respective parties through their respective ownership interests.  At present, no such expenses have been advanced by either party as to any specific project related to the Assigned Contracts.

____STW	Page 3	____AV

3.5
Withdrawal from an Assigned Contract:  With respect to any particular transaction involving an potential or actual Assigned Contract, either Party may notify the other of its desire not to proceed  with the development of such Assigned Contract; provided, that an election by either Party to withdraw from an Assigned Contract shall not affect the rights of the other Party to proceed  with such Assigned Contract (including establishing its own separate corporate entity to own and manage such withdrawn from Assigned Contract).  Any Party, which elects to withdraw in compliance with the terms of this section will be released from any liability or obligation under this Agreement with respect to the relevant Assigned Contract accruing from the date of withdrawal.  If any Party determines to withdraw from any Assigned Contract, such Party agrees that it shall use its reasonable efforts to withdraw from such Assigned Contract in a manner that permits the non-withdrawing Party to continue the proposal process for such Assigned Contract and causes the least harm possible to the non-withdrawing Party, provided that the withdrawing Party shall not be required to expend any further funds or incur additional liabilities to do so.  Notwithstanding anything herein to the contrary, the withdrawing Party shall be prohibited from participating in or pursuing any Assigned Contract alone with any other person or entity.

4.0	Contributions, Ownership and Responsibilities

4.1	Ownership: STW shall own 51% of the membership interests in the Joint Venture.

4.2
STW Consideration and Responsibilities: STW shall be responsible for procurement, financing and delivery of the necessary equipment to each project location. STW shall also be responsible for the management of the JV including, but not limited to, overseeing the accounting, legal, financial and regulatory aspects of the JV.  Once one or more SPV’s are operational, the JV will be paid a monthly Administration Fee of $5,000.00 (the “JV Administration Fee”) for its services to the SPV’s (with the Administration Fee to be increased or re-allocated among the SPV’s as more SPV’s are formed).

Upon the execution of this Agreement: (a) the “*” MSA with AV will be assigned to the JV (or its SPV nominee), and (b) STW shall pay to AV or its designee an initial Development Fee of 500,000 shares of STW common stock. In addition, upon the execution and assignment of any Assigned Contracts, the two Supplemental Development Fees below shall be payable to AV or its designee on a one-time basis, based on the following schedule:

(i)
At such time that any one or more of the Assigned Contracts are producing a minimum of 4,000 barrels/day of off-take for Water Reclamation over a 3 month period, AV shall be issued 150,000 shares of STW common stock;

____STW	Page 4	____AV

(ii)
At such time that any one or more of the Assigned Contracts are producing a minimum of 10,000 barrels/day of off-take for Water Reclamation over a 3 month period, AV shall be issued 150,000 shares of STW common stock.

4.3
Aqua Verde Consideration and Responsibilities: AV will assign all its MSA’s and MSCs to the JV including but not limited to all the MSAs and MSCs set forth above.  All future MSAs and/or MSCs shall be negotiated by and executed by the JV.

4.4	SPV Operation: The Parties shall jointly appoint an operator to provide operations and maintenance for each site location and to provide related billing and accounting services.

4.5	New MSAs: During the term of this Agreement, any new contracts and MSAs shall be executed by the JV, and shall allow for the JV to assign them to a specific SPV.

4.6
STW to appoint AV nominee to STW Board.  After execution of the Agreement, at STW’s next special or regular Board Meeting, it will appoint to its Board of Directors a nominee provided by AV, so long as said nominee meets the normal qualifications and requirements of a board member to a public corporation and voted on and approved by the Board of Directors.

5.0	SPV Expenses and Distribution of Net Profits

5.1	SPV expenses: All expenses shall be paid by the SPV incurring such expense. Net Profits from each SPV (the “SPV Net Profit”) shall be distributed to the JV.

5.2	Net Profit: For each SPV, the Net Profit shall be calculated as follows:
Gross Revenues of the SPV
(Less) all fees and expenses of the SPV, including but not limited to
-	all professional fees;
-	legal and regulatory expenses;
-	operating & maintenance costs;
-	equipment financing expenses; and
-	any other necessary third-party operational services.

____STW	Page 5	____AV

6.0	Distribution and Allocation of Net Profits of JV

6.1
Distribution of net profits from the SPVs to the JV: The JV or as required, a newly formed company under the control of the JV shall receive all distributions of net profits from the SPVs into the Capital Account of the JV. This Account shall be used exclusively to receive and distribute such profits as hereinafter provided.

6.2	JV Net Profit: All of the Net Profits from the SPVs shall be received in the Capital Account and shall be allocated, applied and distributed as follows:
1)	Firstly, the payment of all JV related expenses (corporate, legal, accounting, regulatory)
2)	Secondly, to reimburse the Parties for any loans or contributions made to the JV or any other entity or SPV established pursuant to this Agreement.
3)	Lastly, the payment of the Management Fee.
4)	Split remaining profits pro rata to ownership monthly.

6.3
Record keeping and Accounting: The JV will provide a monthly accounting of receipts and disbursements of Net Profits from each SPV. The monthly return from the SPVs is on a commercially reasonable efforts basis, and it is expected that the disbursements of profits will vary month to month according to actual profits made. An annual reconciliation will be made for each project within 60 days of each year end.

7.0	Term and Termination

7.1
Term: The term of the Joint Venture shall commence on the date of execution of this Agreement, (hereinafter referred to as the “Effective Date”) and continue in full force and effect until the expiry of One (1) year, unless extended by mutual agreement of the Parties or sooner terminated as hereinafter provided.

7.2
Effect of a Breach: The term of this Agreement may be terminated by either Party on 30 days written notice to the breaching party and provided that the breaching party fails to cure such Breach during that 30 day period after such notice of such default. For purposes of this Agreement, Breach is defined to include: (i) non-performance of their responsibilities (as per the terms of this Agreement) by a Party; or (ii) if a Party has filed for and/or is subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Party or any Subsidiary of the Party; or (iii) if a Party is subject to any litigation or claim that could have a Material Adverse Effect on the JV.

____STW	Page 6	____AV

7.3
Post-Termination Effects: The obligations  and rights  of  the  Parties  incurred  pursuant  to  any provision of this Agreement,  or  by virtue of any contract entered into by the Parties or any SPV formed pursuant to this Agreement, shall continue in full force and effect until such obligations have been fulfilled.

7.4
Survival of Certain Terms Post-termination: Upon termination or expiry of this Agreement, the respective covenants, agreements and obligations of the Parties to each other will cease, except for the following that shall remain in full force and effect until performed and satisfied:

(1)	Any undistributed profits shall be distributed as provided in Article 6 of this Agreement;

(2)
The Parties shall try to negotiate an agreement for the purchase of a Party’s interest by the other; or to sell the JV or any of its SPV’s to a third-party; or liquidates the assets. Proceeds from any sale or liquidation shall, after payments to creditors, be distributed as follows: (i) first to reimburse any outstanding O&M expenses at any SPV and to reimburse STW for any equipment financing expenses related to any SPV; (ii) pay any outstanding or accrued Management Fees; and (iii) rest to be distributed as per the Net Profit distribution described in Section 5.2. Notwithstanding anything to the contrary stated above, the reimbursement of O&M and equipment financing expenses shall have equal priority; and

(3)	A final accounting of receipts and disbursements of profits from SPVs will be provided to by the JV.

8.0	Liability of Parties

8.1
Separate Expenses: Except as expressly provided in Section 3, each Party shall be responsible for its own expenses relating to its participation in the Business as contemplated herein, including without limitation, legal, accounting and travel expenses, and no Party shall be responsible or liable for any obligations of the other Party, without the express written approval of both Parties.

8.2
Individual Company Accounting: Each Party will be solely liable and responsible for the accounting for and payment of any and all applicable taxes, charges, imposts or levies imposed by any level of government or administrative authority in any jurisdiction by virtue of such Party’s receipt of any of the profits from the Business as contemplated herein.   Each Party holds the other harmless from claims by any such level of government or administrative authority with respect to taxes owed by the first mentioned Party as the recipient of such Profits.

____STW	Page 7	____AV

8.3
Reciprocal General Indemnification:  Each  Party, respectively, as indemnitor, will indemnify, defend and hold harmless the other Party and its  officers, directors, employees, Affiliates, agents and assigns, as indemnitees, from and  against  any and all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses, including, without  limitation, interest, penalties and reasonable attorneys' and accountants' fees, (herein referred to collectively as "Losses") asserted against, resulting to, imposed upon or incurred or suffered by any such indemnitee as a result of, based upon or arising from, the failure by the indemnitor or its respective agents or employees to comply with any applicable Law, rule, or regulation of any authority having proper  jurisdiction,  or  the  breach  or nonfulfillment of any of the representations, covenants or agreements made by the indemnitor pursuant to this  Agreement,  excepting only such Losses as may be caused by  the negligence or misconduct of any  indemnitee or  its respective agents or employees.

8.4
Insurance  Each of AV and STW shall procure and maintain such policies of liability and property insurance as shall be reasonable and customary for companies and business activities of the nature and scope contemplated  herein.  Each Party agrees to provide information and certificates to the other from time to time to confirm compliance with this Section.  AV and STW agree that all policies of insurance procured hereunder shall contain waivers of subrogation, provided that neither Party shall be deemed to have waived subrogation in any case where the other Party has not complied with the requirements of procuring and maintaining coverage pursuant to this Section.

8.5
Other AV Commitments: Upon execution of this document, AV covenants that it will be responsible for paying Produced Water Solutions, Inc  (“PWS”) out of their distributable share of monies from the JV (including paying to STW any additional amounts if their JV share for some reason does not equate what PWS would have received).  AV indemnifies and holds STW harmless for any claims or causes of action brought by PWS against STW and/or the JV.

9.0	Non-Circumvention and Confidentiality

9.1
Non-Circumvention: AV agrees not to circumvent STW by contacting any of the equipment manufactures to engage in Water Reclamation projects in the DJ Basin during the Term of this Agreement, so long as the JV Agreement is in effect and not terminated.  STW agrees not to conduct the Business with any other party for oil and gas related Water Reclamation projects in the DJ Basin, except with AV through the JV, so long as the JV Agreement is in effect and not terminated.

9.2
Confidentiality: Each Party agrees to treat the information related to the other, this Agreement and/or the transactions contemplated herein that is obtained, whether by design or accident, during the negotiation and performance of this agreement as proprietary and strictly confidential, except as required by STW in compliance with the nature of public status.

____STW	Page 8	____AV

9.3
Third Party Disclosure: For greater certainty, the Parties agree that neither of them shall disclose to any third party (not directly involved in the facilitation or conduct of the transactions contemplated herein) any information regarding the nature, character or extent of the transactions in question or pertaining to any of the entities directly or indirectly involved.

9.4
Good Faith and Best Practices: The Parties shall act in the utmost good faith in this regard at all times. The confidentiality provisions set forth herein shall survive the termination of this Agreement and remain in full force and effect for 5 years after the termination of this Agreement.

9.5
Non-Solicitation of Employees  During the term of this Agreement, and for two (2) years thereafter, each Party agrees not to solicit or hire employees of the other Party unless the Party which is the current employer of the employee in question has consented in writing thereto.

10.0	Miscellaneous

10.1
Relationship of Parties - No Partnership.  The Parties hereto acknowledge and agree that this Agreement and the activities and projects to be pursued hereunder do not constitute a Party being an agent, partner, joint venturer or legal representative of the other Party for any purpose whatsoever, except for the limited purposes as joint venturers as set forth in this Agreement.  The Parties hereto further acknowledge and agree that a Party is not authorized to assume or create any obligation, liability or responsibility, express or implied, or to execute any document  or  instrument on behalf of, or in the name of the other Party or to bind the other Party  in any manner, without such  Party's prior written consent.  The Parties hereto also acknowledge and agree that the relationship intended by this Agreement is that of independent contractors and not just that of representatives, partners, or joint venturers.

10.2
Exclusivity The Parties further intend and do  hereby agree that all of the Parties' Affiliates and their employees, agents  or  representative  shall be bound by the terms of Exclusivity as set forth herein.  With regard to the Business in the DJ Basin, AV shall  treat STW as AV’s preferred provider, and  STW  shall treat AV  as  STW’s preferred provider.  This Exclusivity provision shall  not be interpreted in any  manner to require or obligate the Parties to work exclusively  with  each other with respect  to  potential  or  existing projects which fall outside the scope of the Business as specified in this Agrement.

10.2
 No Oral Modifications: This Agreement sets forth the entire agreement between the Parties and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof and may not be changed or terminated orally.  The Parties represent that in entering this Agreement they do not rely on any statement or fact not set forth herein.

____STW	Page 9	____AV

10.3
Governing Law, Remedies, Venue and Jurisdiction, Mediation: This Agreement shall be governed exclusively by the Laws of the State of Texas, and any actions, claims or proceedings shall be subject to the exclusive venue and jurisdiction of the state and Federal Courts in Texas. The Parties hereby waive any right to a jury trial. In the event of a default by either Party, the other Party’s sole remedy shall be to enforce the terms of this Agreement. In the event a Party to this Agreement must institute suit or a cause of action to enforce the terms of this Agreement, the prevailing party will be entitled to fees and costs, including reasonable attorney’s fees. This shall also include any attorney’s fees required for the purposes of executing and collecting on the amounts due pursuant to any judgment and through all levels of appeals.  As a pre-condition to either Party instituting a suit against the other Party, the Parties shall withhold filing suit for a period of ninety (90) days, during which the Parties shall attempt to negotiate their differences, and if negotiations shall fail, then either Party may require the other Party to participate in mediation before a mutually agreed-upon mediator.  If the parties are unable to agree upon a mediator in fifteen (15) days, then either Party may petition a federal district court in Texas to appoint a mediator.  Only if the mediator subsequently declared an impasse may a Party go forward with its lawsuit against the other Party.  In the case applications to a federal district court for  extraordinary relief, such as temporary restraining order, the Parties shall participate in mediation prior to a hearing on the temporary injunction.

10.4
Notices: All notices, requests, demands, claims, and other communications hereunder shall be in writing and delivered via overnight courier.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given as of the next business day.  Such notices shall be addressed to the intended recipient(s) as set forth below:

If to STW:	619 West Texas Ave, Suite 126,
Midland TX 79701
Attn: Stanley Weiner and
Grant Seabolt

With a Copy to:	David Filler, Esq.
Levey Filler Rodriguez Kelso & DeBianchi, LLP
1688 Meridian Avenue, Suite 900
Miami Beach, FL 33139
(305) 672-5007 Phone
(305) 672-0470 Fax

If to AV:	5275 DTC Parkway, Suite
Greenwood Village, CO 80111
Attn: Robert D. Mordini, Jr.

10.5	No Representations: Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

10.6
Severability:  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

____STW	Page 10	____AV

10.7
Entire Agreement:  This Agreement represents the entire agreement and understanding between the Parties concerning the termination of the Purchase Order and Teaming Agreement (collectively the “Agreements”), and supersedes and replaces any and all prior agreements and understandings concerning the Agreements.

10.8
Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns, distributees, heirs, and grantees of any revocable trusts of a Party. No Party may assign either this Agreement or any of its or his or her rights, interests, or obligations hereunder without the prior written approval of the other Parties.

10.9	No Third-Party Beneficiaries: This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.10
Headings and Counterparts: The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  Facsimile and photocopies of this Agreement shall have the same effect as originals.

10.11
Waivers: No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

10.12
Further Assurances: Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

10.13
Voluntary Execution of Agreement:  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement; and

____STW	Page 11	____AV

(e)	Each signatory to this Agreement below represents that he/she has the requisite authority and has been duly authorized by his/her respective corporation to execute this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth above.

ACKNOWLEDGMENTS

STW Resources Holding Corp.

By:
Stanley T. Weiner, Chairman & CEO

Aqua Verde, LLC

By:
Robert D. Mordini, Jr., Managing Member

____STW	Page 12	____AV

EXHIBIT A

STW
Aqua Verde
Water Reclamation Partners
Special Purpose Entity
Special Purpose Entity
Special Purpose Entity
Special Purpose Entity